[LOGO]

                                      Fleet Corporate Finance
                                      1185 Avenue of the Americas - 16th Floor
                                      New York, NY 10036
                                      212-819-6024
                                      Fax 212-819-6201

                                February 4, 1999



Cornerstone Equity Investors, LLC
717 Fifth Avenue
Suite 1100
New York, New York 10022
Attn.: Mr. Stephen L. Larson

Ladies and Gentlemen:

                  You have advised Fleet National Bank ("FLEET") that Cornerstone Equity Investors, LLC ("CEI") or a new corporation formed by CEI or one of its affiliates ("Buyer") will enter into a transaction (the "RECAPITALIZATION") pursuant to which Buyer will acquire substantially all of the equity of a company ("Company") previously identified to us by you. The Recapitalization will be financed through an equity investment and/or rollover by investors including, without limitation, CEI and certain existing members of management, from not less than $10,000,000 in subordinated indebtedness incurred by the Company, and from funds borrowed pursuant to the Credit Facilities (as defined below). The precise form of the transaction through which the Recapitalization will be accomplished has not yet been determined.

                  Fleet is pleased to advise you of its commitment to provide up to the full amount of $50,000,000 senior secured credit facilities (the "CREDIT FACILITIES") on the terms and conditions summarized in this letter and in the Summary of Terms and Conditions attached to this letter (the "Term Sheet"). The Credit Facilities will be used (i) to finance a portion of the purchase price for the Recapitalization and to pay fees and expenses of the Recapitalization, (ii) to finance working capital and capital expenditures and
(iii) general corporate purposes.

                  Although Fleet is committing to provide all of the Credit Facilities on a fully underwritten basis, Fleet expects that a portion of the Credit Facilities will be made available to other financial institutions (such lenders including Fleet, the "LENDERS") in consultation with you. It is agreed that Fleet will act as the sole arranger (in such capacity, the "ARRANGER") and administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") for the Credit Facilities. Fleet will be responsible for preparing and negotiating definitive documentation for the Credit Facilities, and Fleet will manage the syndication effort at forming the syndicate of lenders that will make the Credit Facilities available. Additional agents, co agents or arrangers may be appointed at the discretion of Fleet.

Cornerstone Equity Investors          -2-                      February 4, 1999


                  You agree to assist Fleet in forming any such syndicate and to provide Fleet and the other Lenders, promptly upon request, with all information reasonably deemed necessary by them (consistent with industry practice) to complete successfully the syndication, including, but not limited to, (i) an information package for delivery, to potential syndicate members and participants and (ii) all information and projections prepared by you or your advisers relating to the transactions described herein. Prior to the closing of the Credit Facilities you agree to refrain from any other financings during such syndication process unless (i) consisting of the Subordinated Indebtedness referenced in the first paragraph of this letter, or (ii) otherwise agreed to by Fleet. You further agree to make appropriate officers and representatives of the Company and its subsidiaries available to participate in informational meetings for potential syndicate members and participants at such times and places as Fleet may reasonably request.

                  You represent and warrant and covenant that to your knowledge
(i) all information which has been or is hereafter made available to Fleet by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects with respect to the matters such information purports to cover and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been or will be made and (ii) all financial projections that have been or are hereafter prepared by you and made available to Fleet or any other participants in the Credit Facilities have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the information and projections referred to in clauses (i) and (ii) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Credit Facilities, Fleet may use and rely on such information and projections without independent verification thereof.

                  In connection with the syndication of the Credit Facilities, Fleet may, in its discretion, allocate to other Lenders portions of any fees payable to Fleet in connection with the Credit Facilities. You agree that no Lender will receive any compensation of any kind for its participation in the Credit Facilities, except as expressly provided for in this letter, the Term Sheet or in the Fee Letter referred to below.

                  Please note, however, that the terms and conditions of the commitment and undertaking are not limited to those set forth in this letter. Those matters that are not covered or made clear herein or in the attached Term Sheet are subject to mutual agreement of the parties. The terms and conditions of this commitment and undertaking may be modified only in writing. In addition, this commitment and undertaking is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Term Sheet, (ii) the absence of (a) a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries since February 28, 1998 and (b) any material adverse change in loan syndication or financial or capital market conditions generally from

Cornerstone Equity Investors          -3-                      February 4, 1999




those currently in effect, (iii) the accuracy and completeness of all representations that you make to us and all information that you furnish to us in connection with this commitment and undertaking and your compliance with the terms of this letter, (iv) no development or change occurring after the date hereof, and no information becoming known after the date hereof, that (a) results in or could reasonably be expected to result in a material change in, or material deviation from, the information previously delivered by you or could reasonably be expected to be materially adverse to the Company or any of its subsidiaries or to the Administrative Agent or the Lenders, or to the legal, tax, accounting or financial aspects of the Recapitalization, or (b) has had or could reasonably be expected to have a Material Adverse Effect (as defined under the section "Conditions Precedent to Initial Extension of Credit" in the Term Sheet) and (v) the negotiation and delivery of definitive documentation on or before June 30, 1999.

                  The costs and expenses of Fleet (including, without limitation, the reasonable fees and expenses of its counsel and its syndication and other out-of-pocket expenses) in connection with the preparation, execution and delivery of this letter and the definitive financing arrangements shall be for your account. You further agree to indemnify and hold harmless Fleet and each director, officer, employee and affiliate or control person thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve Fleet or any such indemnified person as a result of or arising out of or in any way related to or resulting from the Recapitalization, or this letter or any eventual extension of credit, and, upon demand, to pay and reimburse Fleet and each indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Fleet or any such person is a party to any action or proceeding out of which any such expenses arise); PROVIDED, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability which resulted solely from the gross negligence or willful misconduct of such indemnified person. This letter is issued for your benefit only and no other person or entity may rely hereon. Neither Fleet nor any of its affiliates shall be responsible or liable to you or any other person for any damages which may be alleged as a result of this letter.

                  This letter is for your confidential use only, and neither the terms nor the existence of this letter, the Fee Letter or the Term Sheet may be disclosed to any other person except your senior management, the senior management of the Company and your respective advisers, and then only in connection with your bid to acquire the Company.

                  The provisions of this letter are supplemented as set forth in a separate fee letter dated the date hereof from us to you (the "FEE LETTER") and are subject to the terms of such Fee Letter. By executing this letter, you acknowledge that this letter and the Fee Letter are the only agreements between you and Fleet with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. Neither this letter nor the Fee Letter may be changed except pursuant to a writing signed by each of the parties hereto.

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Cornerstone Equity Investors          -4-                      February 4, 1999


                  Your obligations under this letter and the Fee Letter with respect to fees, indemnifications, costs and expenses, and confidentiality shall survive the expiration or termination of this letter.

                  This letter is intended to be solely for the benefit of the parties and is not intended to confer any benefit upon, or create any rights in favor of, any person other than the parties hereto and shall not be assignable by you without the prior written consent of Fleet; provided, however, that your obligations under this paragraph and the first full paragraph and fourth full paragraph on page 3 hereof may be assigned to the Company upon the consummation of the transactions referenced in the first paragraph of this letter. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

                  If you are in agreement with the foregoing, please sign and return to Fleet the enclosed copies of this letter and the Fee Letter no later than 5:00 P.M., New York time, on February 16, 1999. This offer shall terminate at such time unless prior thereto we shall have received duly signed and completed copies of such letter.

                  We look forward to working with you on this transaction.

                                           Very truly yours.

                                           FLEET NATIONAL BANK

                                            By: /s/ Robert H. Dial
                                                ------------------------------
                                                    Name:   Robert H. Dial
                                                    Title:  Director

Accepted and agreed to as of
the date first above written:

CORNERSTONE EQUITY INVESTORS, LLC

By:
   ------------------------------
   Name:
   Title:

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                                   TERM SHEET

                        SUMMARY OF TERMS AND CONDITIONS

Transaction:                  The Buyer will effect the transactions referenced
                              in the first paragraph of the Commitment Letter of which these Terms and Conditions are a part.

Borrower:                     The Company and its subsidiaries shall be the
                              Borrower.

Guarantor:                    All present and future subsidiaries of the
                              Company and if the Company is owned by a holding company or companies, such holding company or companies. Each of the Guarantors will unconditionally and irrevocably guarantee all of the obligations of the Borrower and the other
                              Guarantors under the loan documentation, and will secure such guaranties with the collateral and to the extent set forth under "Security".

Administrative Agent:         Fleet National Bank ("FLEET").

Lenders: Fleet and other banks, financial institutions and institutional lenders acceptable to it and the Company. Each Lender may assign all or any part of its share thereof to one or more other banks, financial institutions and institutional lenders that are Eligible Assignees (to be defined in the loan documentation) and, upon such assignment, such banks, financial institutions or institutional lenders, as the case may be, shall become Lenders for all purposes under the loan documentation.

Credit Facilities:            Up to $50,000,000 at any time outstanding,
                              apportioned as follows:

                              (a) $35,000,000 as a Senior Term Loan with a final maturity on May 31, 2005 (the "TERM FACILITY)".

                              (b)  Up to $15,000,000 as a six-year Senior
                                   Revolving Loan with a final maturity on May
                                   31, 2005 (the "REVOLVING FACILITY"), with a sublimit for standby and trade letters of credit (a "LETTER OF CREDIT") in an amount to be determined. The Revolving Facility will have a sub-facility (the "SWING LINE FACILITY") in an amount to be agreed upon between Fleet and Borrower. It is anticipated that approximately $5,000,000 of availability under Revolving Facility will be drawn at Closing Date.

Letters of Credit:            The expiration date of any trade Letter of Credit
                              shall be not more than 180 days after the date of issuance thereof, the expiration date of any standby Letter of Credit shall be not more than 365 days after the date


                                    -TS-1-
                              of issuance thereof (although any such Letter of Credit shall be renewable for an additional 365 day period on terms to be set forth in the loan documentation) and the expiration date of any Letter of Credit shall not occur within 60 days prior to the maturity date of the Revolving Facility.

Purpose: To finance in part the Recapitalization, to pay fees and expenses incurred in connection with the Recapitalization, to finance working capital and general corporate purposes

Closing Date:                 On or before June 30, 1999.

Interest Rates and            At the Borrower's option, any advance made to
Interest Periods:             it will be available at the rates and for the
                              Interest Periods stated below:



                              (a) PRIME RATE - a fluctuating rate equal to (i) Fleet's "Prime Rate" (360 day basis) PLUS
                                   (ii) the Applicable Margin (as hereinafter defined). Fleet's "Prime Rate" is a fluctuating interest rate equal to the higher from time to time of (A) the rate of interest announced publicly by Fleet in Boston, Massachusetts, as its prime rate and
                                   (B) a rate equal to 1/2 of 1% per annum
                                   above the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined for any day by Fleet.

                                   Interest based on the Prime Rate shall be payable monthly in arrears.

                              (b)  EURODOLLAR RATE - a periodic fixed rate
                                   equal to (i) LIBOR (360 day basis) PLUS,
                                   (ii) the Applicable Margin. "LIBOR" means, for any Interest Period for all Eurodollar Rate borrowings, the interest rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (New York time) two Business Days before the first day of such Interest Period; PROVIDED, HOWEVER, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, LlBOR shall be the rate (rounded upward as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO page on that service for the purpose of displaying such rates),



                                    -TS-2-
                                   as of 11:00 am. (London time) two Business
                                   Days before the first day of such Interest
                                   Period, in each case, adjusted for reserve requirements.

                                   Interest Periods for Eurodollar Rate
                                   borrowings shall be one, two, three or six months, as selected by the Borrower. Interest will be payable in arrears on the earlier of (A) the last day of the applicable Interest Period and (B) quarterly.

                                   Until the earlier of 120 days after the
                                   Closing Date or the date on which Fleet
                                   notifies the Borrower that the syndication of the facilities has been completed, the only Interest Period available to Borrower for a Eurodollar Rate borrowing will be not greater than thirty (30) days.

                              (c)  The "APPLICABLE MARGIN" with respect to
                                   Eurodollar Rate advances means at any time from time to time the rate per annum above LIBOR applicable to each Credit Facility, based upon a leverage test of Total Debt to EBITDA, as follows:

                                   Applicable Margin for Eurodollar Advances*
                                   Level   Total Debt/EBITDA   Applicable Margin
                                   -----   -----------------   ----------------
                                   I        >      x               3.00%
                                            -
                                   II       >      x, <      x     2.75%
                                            -
                                   III      >      x, <      x     2.50%
                                            -
                                   IV       <      x               2.25%


                                   * Level I shall be the initial pricing level for the period of six months following the Closing Date. Other levels will be set forth in the definitive loan documentation.


                              (d)  The "APPLICABLE MARGIN" with respect to
                                   Prime Rate advances means at any time from time to time the rate per annum above Prime Rate applicable to each Credit Facility, based upon a leverage test of Total Debt to EBITDA, as follows:


                                     -TS-3

                                    Applicable Margin for Prime Rate Advances*
                                   Level   Total Debt/EBITDA   Applicable Margin
                                   -----   -----------------   ----------------

                                    I       >      x                1.75%
                                            -
                                    II      >      x, <      x      1.50%
                                            -
                                    III     >      x, <      x      1.25%
                                            -
                                    IV      <      x                1.00%

                                   * Level I shall be the initial pricing level for the period of six months following the Closing Date. Other levels will be set forth in the definitive loan documentation.

                              During the continuance of any payment default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

Unused 0.50%                  An Unused Commitment fee equal to 0.50% per annum
Commitment Fee:               of the unused portion of the Revolving Facility.

Letter of Credit Fees:        Fees for Letters of Credit shall be equal to the
                              Applicable Margin for Eurodollar Rate borrowings under the Revolving Facility and shall be payable on the average daily outstanding undrawn amount of all Letters of Credit. A separate fee of one quarter of one percent (1/4%) per annum shall be payable to the fronting bank for the Letters of Credit, payable quarterly in arrears and on the date of terminations thereof and, in addition, Borrower shall pay other customary letter of credit fees.

Security:                     The Borrower and each of the Guarantors shall
                              grant the Administrative Agent and the Lenders a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in all of the following:

                              (a) All present and future personal and real property and assets of the Borrower or Guarantors, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, leaseholds, fixtures, bank accounts, general intangibles, customer lists, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, cash, and all real property and all improvements and structures thereon which are owned or used by the Borrower or a Guarantor.


                                    -TS-4-

                              (b) All shares of capital stock issued by the Company (if owned by a holding company or companies) and all shares of capital stock of each present and future domestic subsidiary of the Company and 65% of the shares of capital stock of each present and future foreign subsidiary of the Company.

                              (c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

                              The priority of the lien and security interest of the Administrative Agent and the Lenders shall be supported by such landlord and mortgagee waivers, warehousemen and bailee letters, bank consent agreements, third party consents, intercreditor agreements and other agreements as shall be requested by the Lenders, in each case in form and substance satisfactory to the Lenders.

Availability:                 In one drawing, in the case of the Term Facility
                              and in multiple drawings from time to time, in the case of the Revolving Facility. Each borrowing under the Revolving Facility shall be in an amount to be agreed upon by Fleet and Borrower and, in the case of Eurodollar Rate advances, each will be made on not less than three business days' notice and, in the case of Prime Rate advances, each will be made on not less than one business day's notice. All advances will be made by the Lenders ratably in proportion to their respective commitment under the Credit
                              Facility under which such borrowing is being made.

Amortization/                 (a)  TERM FACILITY - Amortization of the Term
Repayment of the                   Facility will be in equal quarterly
Credit Facilities:                 installments in annual aggregate amounts as
                                   listed below:

                                   Year Ending May 31, 2000 $1,350,000
                                   Year Ending May 31, 2001 $3,250,000
                                   Year Ending May 31, 2002 $4,750,000
                                   Year Ending May 31, 2003 $6,000,000
                                   Year Ending May 31, 2004 $8,500,000
                                   Year Ending May 31, 2005 $11,150,000

                                   The first such installment will be due on November 30, 1999, with the final installment due on May 31, 2005.

                              (b) REVOLVING FACILITY - The Revolving Facility will be payable in full on May 31, 2005.

Optional Commitment                The Borrower may, upon at least three
Reduction:                         business days' notice, terminate in whole or
                                   reduce ratably in part, the unused portion of the Revolving

                                   -TS-5-

                                   Facility; PROVIDED, HOWEVER, that each
                                   partial reduction shall be in amounts and integral multiples to be determined.

Optional Prepayment:          The Borrower may, upon at least three business
                              days' notice, prepay, in full or in part, the Credit Facility without premium or penalty;
                              PROVIDED, HOWEVER, that each partial prepayment shall be in amounts and integral multiples to be determined, and PROVIDED FURTHER that no prepayment shall be made other than on the last day of the applicable Interest Period therefor.
                              Except for optional prepayments of the Revolving
                              Facility, each such prepayment shall be applied to the Credit Facilities in the same manner as mandatory prepayments provided for below.

Mandatory Prepayment          (a)  100% of the net cash proceeds (i) from sales
and Commitment                     of property and assets of the Company and
Reduction:                         its subsidiaries (excluding sales of
                                   inventory in the ordinary course of business and other customary exceptions), subject to a mutually agreed upon amount to be retained to acquire replacement property or other assets; (ii) from the issuance of additional debt of Company and its subsidiaries; and
                                   (iii) from extraordinary receipts by or paid to or for the account of Borrower not in the ordinary course of business, including without limitation, tax refunds, pension plan reversions, proceeds of insurance and condemnation awards;

                              (b)  In addition to the scheduled principal
                                   amortization, 50% of Excess Cash Flow (to be defined in the loan documentation) of the Company and its subsidiaries, such prepayment will be subject to reduction based upon perform criteria set forth in the loan documentation;

                              (c) 50% of the net cash proceeds of the issuance of any equity securities of the Company or its subsidiaries subject to certain agreed exceptions.

                              In each case to be applied, first, ratably to the Term Facility to reduce the then remaining installments thereunder; second, to prepay advances made to pay drafts under Letter of Credit; third, to prepay advances made under the Swing Line Facility; fourth, to prepay Revolving Credit advances and to permanently reduce the Revolving Facility; and fifth, deposited in an L/C Cash Collateral Account to cash collateralize 100% of available Letters of Credit.


                                    -TS-6-

Conditions Precedent          Those customarily found in credit agreements for
to Initial Extension of       similar secured financings and others appropriate
Credit:                       in the judgment of Fleet, including, without
                              limitation, the following:

                              (a) The final terms, conditions and resulting corporate structure of the Recapitalization shall be satisfactory in all respects to the Lenders, and all documentation relating to the Credit Facilities shall be in form and substance satisfactory to the Lenders. The Recapitalization shall have been consummated in accordance with definitive agreements, and management or employment agreements will have been entered into. The capital structure of the Company (including the terms of any subordinated indebtedness) shall be acceptable to the Lenders. All such agreements shall be satisfactory to the Lenders, shall be in compliance with all applicable laws and all necessary approvals will have been obtained.

                              (b) The Lenders shall have valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in the collateral referred to under the section "Security" above; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

                              (c)  There shall have occurred no material
                                   adverse change in the business, condition
                                   (financial or otherwise), operations,
                                   performance, properties or prospects of the Company and its Subsidiaries since February 28, 1998.

                              (d)  There shall exist no action, suit,
                                   investigation, litigation or proceeding
                                   pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that (i) could reasonably be expected to (A) have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries; (B) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the loan documentation or (C) adversely affect the rights and remedies of the Administrative Agent and the Lenders under the loan documentation or (ii) purports to adversely affect any aspect of the Recapitalization or the Credit Facilities (collectively, a "MATERIAL ADVERSE EFFECT").



                              -TS-7-

                              (e) All governmental and third party consents and approvals necessary in connection with each aspect of the Recapitalization and the Credit Facilities shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes material adverse conditions upon any aspect of the Recapitalization or the Credit Facilities.

                              (f) All of the information provided by or on behalf of the Borrower or any of its subsidiaries to the Administrative Agent and the Lenders prior to their commitment (the "PRE-COMMITMENT INFORMATION") shall be true and correct in all material aspects; and no development or change shall have occurred, and no additional information shall have come to the attention of the Administrative Agent or the Lenders, that (i) has resulted in or could reasonably be expected to result in a material change in, or material deviation from, the Pre-Commitment Information or (ii) has had or could reasonably be expected to have a Material Adverse Effect.

                              (g)  All loans made by he Lenders, to the
                                   Borrower or any of its affiliates shall be in full compliance with the Federal Reserve's Margin Regulations.

                              (h)  The Borrower and each of the Guarantors
                                   shall have delivered certificates, in form and substance satisfactory to the Lenders, attesting to the Solvency (as hereinafter defined) of the Borrower or such Guarantor, as the case may be, in each case individually and together with its subsidiaries, taken as a whole, immediately before and immediately after giving effect to the Recapitalization, from their respective chief financial officers. As used herein, the term "SOLVENCY" of any person means (i) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (iv) such person is not engaged, and is not about to engage, in business or a


                                    -TS-8-
                                   transaction for which its property would constitute an unreasonably small capital.

                              (i)  the Lenders shall have received (i)
                                   satisfactory opinions of counsel for the Borrower and the Guarantors, of counsel for the Administrative Agent and of local and special counsel for the Lenders as to the transactions contemplated hereby and (ii) such corporate resolutions, certificates and other documents as the Lenders shall reasonably request.

                              (j) There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, the initial extension of credit under the loan documentation.

                              (k) All accrued reasonable fees and expenses of the Administrative Agent (including the reasonable fees and expenses of counsel for the Administrative Agent and local counsel for the Administrative Agent) shall have been paid.

Conditions Precedent          There shall exist no default under any of the
to Subsequent                 loan documentation, and the representations and
Extensions of Credit:         warranties of the Borrower, each of the
                              Guarantors and each of their respective
                              subsidiaries therein shall be true and correct immediately prior to, and after giving effect to such extension of credit.

Representation and            Those customarily found in credit agreements for
Warranties:                   similar secured financings and others appropriate
                              in the judgment of Fleet.

Covenants:                    Those affirmative, negative and financial
                              covenants customarily found in credit agreements for similar secured financings (applicable to the Borrower and each of its Subsidiaries) and others appropriate in the judgment of Fleet, including, without limitation, the following:

                              (a) AFFIRMATIVE COVENANTS - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws);
                                   (ii) payment of taxes and other obligations;
                                   (iii) maintenance of appropriate and
                                   adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) preparation of environmental reports; (vi) visitation and inspection rights; (vii) keeping of proper books in accordance with generally accepted accounting

                                    -TS-9-
                                   principles; (viii) maintenance of
                                   properties; (ix) performance of leases,
                                   related documents and other material
                                   agreements; (x) conducting transactions with affiliates on terms equivalent to those obtainable on an arm's-length basis; (xi) further assurances as to perfection and priority of security interests; and (xii) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and monthly and quarterly unaudited financial statements, in each case prepared on a consolidated and a consolidating basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to stockholders and other creditors and other business and financial information).

                              (b) NEGATIVE COVENANTS - Restrictions on (i) liens (other than liens securing the Credit Facilities); (ii) debt, guaranties or other contingent obligations; (iii) lease obligations in excess of an amount to be agreed between the Borrower and the Lenders;
                                   (iv) mergers, acquisitions or other
                                   consolidations; (v) sales, transfers and other dispositions of assets (other than sales of inventory in the ordinary course of business); (vi) loans, acquisitions, joint ventures and other investments; (vii) dividends and other distributions to stockholders; (viii) issuing or repurchasing shares of capital stock; (ix) prepaying, redeeming or repurchasing debt; (x) capital expenditures; (xi) granting negative pledges other than to the Administrative Agent and the Lenders; (xii) changing the nature of its business; (xiii) amending organizational documents, or amending or otherwise modifying any debt, any related document or any other material agreement; (xiv) changing accounting policies or reporting practices and (xv) change of control (to be defined in the loan documentation) of the Company; in each of the foregoing cases, with such exceptions as may be agreed upon in the loan documentation.

                              (c) FINANCIAL COVENANTS. The loan documentation will contain financial covenants, including without limitation required ratios of debt to EBITDA and EBITDA to interest expense, required fixed charge coverage and required minimum EBITDA, each of which will be tested on a quarterly basis for the preceding four fiscal quarters.

Events of Default:            Those customarily found in credit agreements for
                              similar seemed financings and others appropriate in the judgment of Fleet, including, without limitation, (a) failure to pay principal when due, or to pay


                                    -TS-10-
                              interest, fees and other amounts within two business days after any such amount becomes due;
                              (b) any representation or warranty proving to have been materially incorrect when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount to be agreed in the loan documentation and nonmonetary judgment defaults that could reasonably be expected to have a Material Adverse Effect; (g) impairment of loan documentation or security; (h) change of ownership or operating control; and (i) standard ERISA defaults.

Interest Rate                 The Borrower shall obtain interest rate
Protection:                   protection in form and with parties acceptable to
                              the Administrative Agent for a notional amount to be agreed in the final loan documentation.

Expenses:                     The Borrower shall pay all of the Administrative
                              Agent's due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, search, filing and recording fees and all other out-of-pocket expenses incurred by the
                              Administrative Agent (including the fees and expenses of counsel for the Administrative
                              Agent), whether or not any of the transactions contemplated hereby are consummated, as well as all expenses of the Administrative Agent in connection with the administration of the loan documentation. The Borrower shall also pay the expenses of the Administrative Agent and the Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:                    The Borrower will indemnify and hold harmless the
                              Administrative Agent, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities and expenses
                              (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified
                              Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (a) the Recapitalization or any related transaction of the Borrower or any of its subsidiaries or its other affiliates and any of the other transactions contemplated in the loan documentation, (b) any acquisition or proposed acquisition or similar business combination or proposed business combination by the Borrower or any of its subsidiaries or affiliates of all or any portion of


                                    -TS-11-
                              the shares of capital stock or substantially all of the property and assets of any other person,
                              (c) the Credit Facilities and any use made or proposed to be made with the proceeds thereof or
                              (d) the actual or alleged presence of hazardous materials on any property of the Borrower or any of its subsidiaries or any environmental action or proceeding relating in any way to the Borrower or any of its subsidiaries or any of their respective properties, in each case, whether or not such investigation, litigation or proceeding is brought by the Borrower, its shareholders or creditors or an Indemnified Party or an Indemnified Party is otherwise a party thereto and whether or not the Recapitalization is consummated, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower will further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its subsidiaries or to their respective security holders or creditors arising out of, related to or in connection with the Recapitalization or any of the transactions contemplated in the Credit Facilities, except for direct, as opposed to consequential, damages resulting from such Indemnified Party's gross negligence or willful misconduct.

Required Lenders:             Greater than 50%; provided that unanimous consent
                              shall be required for matters customarily requiring such consent.

Assignments and               Assignments may be non-pro rata and must be to
Participations:               Eligible Assignees and, in each case other than
                              an assignment to a Lender or an assignment of the entirety of a Lender's interest in the Credit
                              Facility, in a minimum amount of $5,000,000. Each
                              Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal
                              Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral. A processing and recordation fee of $3,500 shall be payable to the Administrative Agent for each assignment.

Taxes: All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lenders' applicable lending office). The Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Lenders)



                                    -TS-12-
                              to minimize to the extent possible any applicable taxes, and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Miscellaneous:                Standard yield protection (including compliance
                              with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), Eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial and submission to jurisdiction.

Governing Law:                New York.

Counsel for the
Administrative Agent:         Winston & Strawn.







                                    -TS-13-

                          FLEET CORPORATE FINANCE INC.
                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110

                                                     February 5, 1999

Cornerstone Equity Investors, LLC
717 Fifth Avenue, Suite 1100
New York, NY 10022
Attn:    Steve Larson
         Partner

         RE: COMMITMENT LETTER--SENIOR SUBORDINATED NOTEs

Gentlemen:

         You have advised Mainsail Capital ("Mainsail"), a division of Fleet Corporate Finance, Inc. ("Fleet"), that Cornerstone Equity Investors ("Cornerstone" or the "Sponsor") intends to acquire all of the outstanding shares of Equitrac Corporation ("Equitrac" or the "Issuer") to complete a going private transaction (the "Transaction"). We understand that this Transaction has a total consideration (exclusive of fees end expenses of $5.0 million and excess cash of $15.0 million), of $81.7 million and represents a 7.3x multiple of estimated pro forma fiscal year end February 28, 1999 adjusted EBITDA of $11.2 million. We further understand that the transaction includes $50.0 million of senior secured credit facilities (the "Senior Facilities"), of which $35.0 million will be funded at close. We further understand that certain shares will be retained by the Issuer; $5.4 million in Redeemable Preferred (the "Rollover Redeemable Preferred") and $1.8 million of Common Equity (the "Rollover Common Equity"). We further understand that the Sponsor will contribute $29.6 million of cash equity (the "Sponsor Contribution") to complete the Transaction. We understand that the Transaction is expected to close in May 1999.

         Mainsail is pleased to advise you of its commitment to purchase $10,000,000 of Senior Subordinated Notes (the "SENIOR SUBORDINATED NOTES") the Issuer on the terms and conditions set forth in this letter and in the Summary of Terms and Conditions attached to this letter (the "TERM SHEET", this letter, together with the Term Sheet, the "COMMITMENT LETTER"). Proceeds from the sale of the Senior Subordinated Notes will be used to finance, in part, the Transaction.

         Mainsail will be responsible for preparing and negotiating definitive documentation for the purchase and sale of the Senior Subordinated Notes. Although Mainsail is committing to purchase the Senior Subordinated Notes on a fully underwritten basis, Mainsail expects that a portion of the Senior Subordinated Notes may be resold to other financial institutions, reasonably acceptable to the Issuer.

         If requested by Mainsail, you agree to assist Mainsail in connection with the resale of the Senior Subordinated Notes and to provide Mainsail and any other investors, promptly upon request, with all

Cornerstone Equity Investors
February 5, 1999
Page 2



information reasonably deemed necessary by them to complete successfully such purchase and/or resale, including, but not limited to, (i) an information package for delivery to potential investors in connection with any resale of the Senior Subordinated Notes, and (ii) information and projections prepared by you or your advisors relating to the transaction described therein. You further agree to make appropriate officers and representatives of the Issuer and its subsidiaries available to participate in informational meetings for potential investors in connection with any such resale at such times and places as Mainsail may reasonably request.

         You represent and warrant and covenant that (i) all information which has been or is hereafter made available to Mainsail by you or any of your representatives in connection with the transaction contemplated hereby is end will be complete and correct in all material respects (other than the financial projections referenced below) with respect to the matters such information purports to cover and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been or will be made, and (ii) all financial projections that have been or are hereafter prepared by you and made available to Mainsail or any other potential investors in the Senior Subordinated Notes have been or will be prepared in good faith based upon reasonable assumptions. In purchasing the Senior Subordinated Notes and in connection with any resale thereof, Mainsail may use and rely on such information and projections without independent verification thereof.

         Please note that the terms and conditions of this commitment and undertaking are not limited to those set forth in this letter. Those matters that are not covered or made clear herein or in the attached Term Sheet are subject to mutual agreement of the parties. The terms and conditions of this commitment and undertaking may be modified only in writing. In addition, this commitment and undertaking is subject to: (i) the preparation, execution and delivery of mutually acceptable note purchase documentation in a form customary for a transaction such as the purchase of the Senior Subordinated Notes, including a note purchase agreement incorporating substantially the terms and conditions outlined herein and in the Term Sheet, (ii) the absence of (a) a material adverse change in the business, conditions (financial or otherwise), operations, performance, properties or prospects of the Issuer and its subsidiaries, taken as a whole, and (b) any material adverse change in financial or capital market conditions generally from those currently in effect, (iii) the accuracy and completeness of all representations that you make to us and all information that you furnish to us in connection with this commitment and undertaking and your compliance with the terms of this letter,
(iv) no development or change occurring after the date hereof, and no information becoming known after the date hereof, that (a) results in or could reasonably be expected to result in a material adverse change in the legal, tax, accounting or financial aspects of the Transaction, or (b) in good faith as inconsistent in a material and adverse manner with any information provided to Mainsail prior to the date of this Commitment Letter, and (v) Mainsail being satisfied with all agreements and documents, including the terms of all equity and debt securities entered into in connection with the Transaction.

Cornerstone Equity Investors
February 5, 1999
Page 3



         The cost and expenses of Mainsail (including, without limitation, the reasonable fees and expenses of its counsel and its other out-of-pocket expenses) in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account whether or not the purchase of the Senior Subordinated Notes or any portion thereof closes or is consummated. You further agree to indemnify and hold harmless Fleet and each director, officer, employee and affiliate or control person thereof and of Mainsail (each an "INDEMNIFIED PERSON") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involving Fleet or any such indemnified person as a result of or arising out of or in any way related to or resulting from the Transaction, or this letter or any eventual extension of credit, and, upon demand, to pay and reimburse Fleet and each indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding, (including any inquiry or investigation) or claim (whether or not Fleet or any such person is a party to any action or proceeding out of which any such expenses arise); PROVIDED, HOWEVER, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability which resulted solely from the gross negligence or willful misconduct of such indemnified person. This letter is issued for your benefit only and no other person or entity may rely hereon. Neither Fleet nor any of its affiliates shall be responsible or liable to you or any other person for any compensatory damages which may be alleged as a result of this letter or any of the transaction contemplated herein.

         You agree that this letter is for your confidential use only and neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transaction referenced noted herein and on a confidential basis, except that, following your return of an executed counterpart hereof to Mainsail, you may (a) make public disclosure of the existence and amount of Mainsail's commitment hereunder, (b) file a copy of this Commitment Letter in any public record in which it is required by law to be filed, (c) provide a copy of this Commitment Letter on a confidential basis to the seller(s) of the interest being acquired by you in the Transaction and its or their accountants, attorneys and other advisors and (d) make such other public disclosures of the terms and conditions hereof as you are required by law, in the opinion of our counsel, to make. You agree that you will permit Mainsail to review and approve any reference to Mainsail or to any of its affiliates or any other agent or arranger under the Facilities contained in any press release or similar public disclosure prior to public release.

         By executing this letter, you acknowledge that this letter is the only agreement between you and Mainsail with respect to the Senior Subordinated Notes and sets forth the entire understanding of the parties with respect thereto. This letter may be changed except pursuant to written agreement signed by each of the parties hereto.

Cornerstone Equity Investors
February 5, 1999
Page 4




         Your obligations under this letter with respect to fees, indemnification, costs and expenses, and confidentiality shall survive the expiration or termination of this letter.

         This letter is intended to be solely for the benefit of the parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and shall not be assignable by you without the prier written consent of Mainsail. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shell constitute one agreement.

         This Commitment Letter shall be governed by and construed in accordance with the laws of the State of Massachusetts without giving effect to the conflicts of laws principle thereof. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER. Cornerstone irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the City of Boston over any suit, action or proceeding arising out of or relating to this Commitment Letter. Service of any process, summons, notice or document by registered mail addressed to Cornerstone at its respective address set forth above shall be effective service of process against Cornerstone, as the case may be, for any such suit, action or proceeding brought in any such court. Cornerstone irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction Cornerstone are or may be subject, by suit upon judgment.

         Fleet may, at their expense publicly announce as Fleet may choose the capacities in which Fleet or its affiliates have acted hereunder.

         Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) Cornerstone at the address set forth on page one hereof; and
(ii) Fleet, at the address set forth on page one hereof, Attention: Timothy C. Shoer.

         If you are in agreement with the foregoing, please sign and return to Mainsail the enclosed copies of this letter and the Fee Letter no later than 5:00 p.m., New York time, on February 12, 1999. This offer shall terminate at such time unless prior thereto we shall have received duly signed and completed copies of such letter.

Cornerstone Equity Investors
February 5, 1999
Page 5




         We look forward to working with you on this transaction.

                                          Very truly yours,

                                          FLEET CORPORATE FINANCE, INC.

                                          By:____________________________
                                             Name:  Timothy C. Shoyer
                                             Title: Director

Accepted and agreed to
as of____________________




CORNERSTONE EQUITY INVESTORS.

By:_____________________________
   Name
   Title:

                        SUMMARY OF TERMS AND CONDITIONS
                           SENIOR SUBORDINATED NOTES

ISSUER:                       Equitrac Corporation ("Equitrac", "Issuer" or the
                              "Company").

ISSUE:                        Senior Subordinated Notes (the "Notes").

PRINCIPAL AMOUNT:             $10.0 million.

MATURITY:                     7 years.

RANKING PRIORITY:             The Notes will constitute senior subordinated
                              debt of the Company and be unsecured.

PRICE:                        100% of Principal Amount

PLACEMENT FEE:                None

USE OF PROCEEDS:              To finance a portion of the purchase of the stock
                              of Equitrac Corporation by Cornerstone Equity
                              Investors.

RATE OF INTEREST:             11.75% fixed rate per annum, comprised of cash
                              coupon payable quarterly in arrears.

INTEREST PAYMENTS:            Interest will be compounded quarterly, calculated
                              on twelve 30-day months, 360-day year, basis.

MANDATORY
REDEMPTION:                   No scheduled amortization.

OPTIONAL PREPAYMENT:
                              The Notes are prepayable at any time at par plus accrued interest and a prepayment premium as described below:

                              Year 1: 4% of the principal amount outstanding Year 2: 3% of the principal amount outstanding Year 3: 2% of the principal amount outstanding Year 4: 2% of the principal amount outstanding

                              After the fourth anniversary, the Notes are prepayable at par.


                                    -TC-1-

SUBORDINATION
PROVISIONS:                   The Notes shall be subordinated in right of
                              payment to the Senior Bank Debt on terms that are customary for "high yield" issues. The Notes will be senior to all future and other existing indebtedness, excluding Senior Bank indebtedness.

CHANGE OF CONTROL:            Upon the occurrence of a Change of Control, the
                              Noteholder(s) will have the right to require prepayment of the Notes at 101% together with accrued interest.

REPRESENTATIONS AND
WARRANTIES:                   The issuer will make representations and
                              warranties as are standard and customary for transactions of this type.

AFFIRMATIVE
COVENANTS:                    The Notes will incorporate affirmative covenants
                              typical for debt financings of this type, including but not limited to covenants regarding corporate existence, compliance with laws and regulations, maintenance of properties, insurance and lines of business and payment of taxes.

NEGATIVE COVENANTS:           The Notes will incorporate the following negative
                              covenants:

                              1) Limitation on debt and the incurrence of debt;
                              2) Maintenance of minimum interest coverage and
                                 fixed charge coverage ratios;
                              3) Limitations on the payment dividends, stock
                                 repurchases and investments and other
                                 restricted payments; 4) Limitations on capital expenditures, consolidations and mergers, asset sales, management fees and compensation and transactions with affiliates; and 5) Limitation on the issuance of certain types of preferred stock.

TRANSFERABILITY:              There will be no restrictions on the
                              transferability of the Notes, subject to securities law compliance.

OBSERVATION RIGHTS:           While the Notes are outstanding, Board
                              Observation Rights are required.

FINANCIAL
STATEMENTS:                   The Company will provide to the Noteholders:


                                    -TC-2-

                              1) Quarterly (unaudited) consolidated financial
                                 statements within 45 days after the end of each quarterly period (except the last quarter of each fiscal year), certified by an authorized officer;
                              2) Annual (audited) consolidated financial
                                 statements within 90 days after the end of each fiscal year; and
                              3) Quarterly compliance certificates, certified
                                 by an authorized officer, and annual
                                 compliance certificates, certified by the
                                 Company's independent auditors.

REPRESENTATIONS AND
WARRANTIES:                   Customary representations and warranties for a
                              senior subordinated note financing.

EVENTS OF DEFAULT:            Events of Default will include:

                              1) The Company defaults in the payment of any
                                 principal or premium, if any on the Notes when due;
                              2) The Company defaults in the payment of
                                 interest on the Notes when due within
                                 applicable grace periods;
                              3) Any representations or warranties proving
                                 untrue when made or deemed to have been made by the Company;
                              4) Bankruptcy or insolvency of tho Company;
                              5) Defaults of the Company in observance of any
                                 material covenants which continue unremedied within applicable grace periods;
                              6) Payment defaults on other Debt of the Issuer
                                 in excess of $1,000,000; and
                              7) Final judgment(s) or final order of a court of
                                 competent jurisdiction in excess of
                                 $1,000,000, which remains uncontested,
                                 unappealed, unpaid or uninsured for a period of 45 days.



                                    -TC-3-

DETACHABLE WARRANTS

ISSUER:                       Equitrac Corporation ("Equitrac", "Issuer" or the
                              "Company").

NUMBER OF SHARES:             The Warrants may be exercised into shares of the
                              Company's common stock (the "Common Stock"), representing 6.5% ownership on a fully diluted basis at the Close.

WARRANT EXERCISE:             The Warrants are exercisable upon the earlier of
                              the third anniversary of closing, or


                              (1) The date the Company files a registration statement with the SEC for public securities offering;
                              (2) The Company sells a major portion of its assets; or
                              (3) The Company has a material default under any of its debt.

                              The Warrants will expire automatically ten years after Close if not yet exercised.

EXERCISE PRICE:               Nominal.

REGISTRATION RIGHTS:          The Investor shall have unlimited "piggyback"
                              registration rights, subject to underwriter discretion, in the event of an initial public offering or any subsequent public offering. All expenses of a piggyback registration shall be borne by the Company.

TAG ALONG RIGHTS:             If the majority shareholder sells, transfers or
                              disposes of any Common Stock, the majority shareholder will require the buyer to offer to acquire from the Investor, upon exercising their Warrants, a proportionate number of their shares for the same consideration as given to the majority shareholder.

DRAG ALONG RIGHTS:            If the majority shareholder sells, transfers or
                              disposes all of its Common Stock, the majority shareholder will have the right to require the Investor to sell its Warrants or Warrant Common
                              Stock to the buyer for the same consideration as given to the majority shareholder.

PUT RIGHTS:                   The Investor shall have the right to require the
                              issuer to purchase the Warrants or Warrant Common
                              Stock at a price equal to the Fair Market Value, at any time after the fifth anniversary of the Close. Appropriate remedies for the failure to honor the put shall be agreed upon. Fair Market
                              Value shall mean the value of the



                                    -TC-4-

                              Issuer determined by an independent valuation expert mutually satisfactory to the Issuer and the Investor.

CALL RIGHTS:                  The Issuer shall have the right to purchase the
                              Warrants or Warrant Common Stock at a price equal to the Fair Market Value, at any time after the sixth anniversary of the Close. Fair Market Value shall mean the value of the Issuer determined by an independent valuation expert mutually satisfactory to the Issuer and the Investor.

ANTIDILUTION RIGHTS:          The Warrants will be subject to adjustment for:

                              1. the payment of dividends (or other
                                 distribution) in Common Stock on any class of the Company;
                              2. subdivisions, combinations and
                                 reclassifications of Common Stock;
                              3. merger, consolidation, recapitalization and
                                 other similar events; and
                              4. the issuance or sale of warrants, convertible
                                 securities or Common Stock at an effective price per share less than fair market value.

                              No adjustments need be made until cumulative adjustments amount to 1%.




                                    -TC-5-